[CIRTRAN LOGO OMITTED]

            CIRTRAN SIGNS NEW 10-YEAR LEASE ON EXISTING HEADQUARTERS

Salt Lake City, UT - December 19, 2003 - CirTran Corp. (OTC BB: CIRT), a full-service contract electronics manufacturer of printed circuit board assemblies, cables, and harnesses, today announced that it signed a new ten-year lease with PFE Properties, LLC, a Utah limited liability company, for CirTran's existing 40,000sf state-of-the-art facility located at 4125 South 6000 West in Salt Lake City, Utah. The workspace consists of 10,000sf of office space to support CirTran's Administration, Sales, and Engineering Staff. The 30,000sf of manufacturing space includes a highly secured inventory area, shipping and receiving areas, and manufacturing and assembly space that support six full surface-mount lines with state-of-the-art equipment capable of placing over 360 million components per year. Within the last 5 years, CirTran was able to ship over $15 million of products in one year with a capacity of less than 100 million components per year. The increase in capacity should enable the company to increase production once demand requires it. PFE recently acquired the building from the previous owner in a separate transaction.

Iehab Hawatmeh, President and CEO of CirTran Corporation, commented, "I am pleased to announce that we have secured the home of our corporate headquarters for the next ten years. This facility provides CirTran the level of capacity needed to grow into a world class manufacturer."

About CirTran Corporation
Founded in 1993, CirTran Corporation (OTC BB: CIRT) has established itself as a premier full-service contract electronics manufacturer by building printed circuit board assemblies, cables, and harnesses to the most exacting specifications. CirTran is headquartered in Salt Lake City, Utah with a state-of-the-art 40,000 sq. ft. facility. CirTran also provides "just-in-time" inventory management techniques that minimize the OEM's investment in component inventories, personnel and, related facilities, thereby reducing costs and ensuring speedy time-to-market. For further information about CirTran, please visit the Company's website located at www.cirtran.com.

Safe Harbor Statement
Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "anticipate," "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the company's periodic filings with the Securities and Exchange Commission.

Contact:
     Trevor M. Saliba
     CirTran Corporation
     Voice: 818-788-2033
     http://www.cirtran.com
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